Beckstead and Watts, LLP

Certified Public Accountants

2425 W Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 (tel)

702.362.0540 (fax)

To Whom It May Concern:

We have issued our report dated December 31, 2004, accompanying the financial statements of InstaCare Corp. (formerly Care Decision Corp) on Form SB-2/A for the year ended December 31, 2004 and for the period of June 21, 2001 (inception date) through December 31, 2004. We also conducted a review of the Form 10Q filing for the interim period ended March 31, 2005. We hereby consent to the incorporation by reference of said reports on the Registration Statement of InstaCare Corp. (formerly Care Decision Corp) on Form SB-2/A.

Signed,

/s/ Beckstead and Watts, LLP.

July 18, 2005